PROSPECTUS SUPPLEMENTFILED PURSUANT TO RULE 424(b)(3) and (c)

(TO PROSPECTUS DATED APRIL 25, 2013)REGISTRATION NO. 333-175144

$75,000,000

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CLASS A PROMISSORY NOTES

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This prospectus supplement relates to the sale by MINISTRY PARTNERS INVESTMENT COMPANY, LLC of its Class A Notes.

This prospectus supplement should be read in conjunction with the prospectus dated April 25, 2013, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms and conditions of the Offering and the Class A Notes are set forth in the prospectus.

RESIGNATION OF BILLY M. DODSON

Effective October 2, 2013, with the agreement of the Company’s Board of Managers, Billy M. Dodson resigned as the Company’s CEO and President and also resigned his offices with MP Securities, MP Realty, and MPF. Effective upon Mr. Dodson’s resignation, the Board appointed Mr. Van C. Elliott, a Manager of the Company and its Secretary, as “Senior Advisor” and Manager-in-Charge. The Board has authorized Mr. Elliott to execute any and all corporate related documents, investor and loan documents, and exercise supervisory authority over the Company’s operations. During his interim service as Manager-in-Charge, Mr. Elliott will not receive retirement, health or other employer benefits the Company otherwise makes available to its senior management team.

The Board has commenced a search for a successor Chief Executive Officer. The Board expects the search may be an extended process and has not set a date or timetable for its completion.

Mr. Elliott has served as a Director or Manager of the Company since its inception and has substantial experience in the financial services industry. Mr. Elliott’s more complete biographical information is included under “MANAGERS AND EXECUTIVE OFFICERS” at page 70 of the prospectus.

Upon his resignation, the Board formally expressed its sincere appreciation to Mr. Dodson for his valuable leadership and contributions to the Company throughout his tenure, which was during a time of numerous challenges resulting from the recent recession and disruptions in the financial markets.

The Board anticipates that, as Manager-in-Charge, Mr. Elliott will continue to implement the Company’s current business policies and strategies described elsewhere in the prospectus.

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The date of this prospectus supplement is October 11, 2013.